Exhibit 10.1

BINDING TERM SHEET

BY AND BETWEEN

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

AND

ROUST TRADING LTD.

Dated as of December 28, 2012

Release of $50 Million Restricted Cash	Central European Distribution Corporation (“CEDC” and collectively with its direct and indirect subsidiaries, the “Company”) hereby represents that (i) it requires immediate access to $50 million of cash for working capital and general corporate purposes and (ii) upon the release of the use restrictions described in the next sentence, such cash will be advanced to or for the benefit of its direct or indirect subsidiaries which require such cash on appropriate terms. Upon receipt of a written certificate from CEDC’s Chief Restructuring Officer certifying the cash need set forth in clause (i) of the immediately preceding sentence, Roust Trading Ltd. (“RTL”) shall automatically be deemed to have released and waived the provisions of the Amended and Restated Stock Purchase Agreement dated July 9, 2012 (the “SPA”) that commit CEDC to use $50 million of cash CEDC currently holds for the repayment or repurchase of CEDC’s convertible notes due 2013, so that such cash will be available to the Company for working capital and general corporate purposes, and promptly following such date, $50 million of the existing $70 million of New Debt will be converted into a credit facility in the form of a term loan owing from CEDC to RTL or one of its affiliates (the “New Credit Facility Debt”, and the term “New Debt” shall include the New Credit Facility Debt and the remaining $20 million of notes issued by CEDC to RTL). Each of the CEDC subsidiaries signatory to this Term Sheet (each, a “Guarantor”, and collectively, the “Guarantors”), hereby absolutely, irrevocably and unconditionally, jointly and severally guarantees, as primary obligor and not merely as surety, on a senior basis, to RTL, the due and punctual performance of CEDC’s obligation to repay the New Credit Facility Debt (or, prior to the time the New Credit Facility Debt is converted into a term loan, $50 million of the New Debt), whether at stated maturity, upon acceleration or otherwise (the “Guaranteed Obligation”). The obligations of each Guarantor shall not be subject to any reduction, impairment or termination for any reason and each Guarantor hereby waives any defenses based on or arising out of any defenses of CEDC, any other Guarantor or otherwise arising under law (other than payment of the Guaranteed Obligations in full in cash) and shall not be subject to any defense of set-off, counterclaim or recoupment. The foregoing guarantee is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by CEDC of the Guaranteed Obligation. The foregoing guarantee is a guarantee of payment and not of collection.

As security for the prompt and complete payment when due of (x) all of CEDC’s obligations under the New Credit Facility Debt and (y) each Guarantor’s obligations hereunder, (and subject to the next succeeding paragraph) CEDC and each Guarantor hereby pledges and grants to RTL a continuing security interest in all of its right title and interest in all of its property and assets, including without limitation, all of its accounts, chattel paper, deposit accounts, equipment, general intangibles, investment property, inventory, intellectual property and all proceeds and products of any and all of the foregoing. Notwithstanding the foregoing, the guarantees and security interests granted hereunder will be limited to the extent and to the maximum amount as will result in the obligations of CEDC and each Guarantor not constituting a fraudulent conveyance, fraudulent transfer, voidable preference or a violation of applicable law or director duties or the documents governing any of its other debt obligations outstanding on the date hereof. RTL and the Company shall enter into such additional documentation of the guarantees and security interests set forth above as shall be appropriate to document and perfect such guarantees and security interests and shall be reasonably satisfactory to RTL and CEDC, provided that the Company shall not be required to grant a security interest in respect of those assets as to which RTL and CEDC reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby. For the avoidance of doubt, the security granted hereunder shall be limited to liens that are Permitted Liens and/or Permitted Collateral Liens as defined under the 2016 Indenture (as defined below) and shall not include any security over Intercompany Loan Collateral (as defined below) except on a second priority basis (other than in the case of any security interest granted by CEDC).

The guarantees and liens provided to RTL above permit the granting of senior claims and liens (the “Intercompany Loan Collateral”) to CEDC to secure any amounts up to $50 million which CEDC may lend to its indirect operating subsidiaries for working capital and general corporate purposes.

Upon implementation of a restructuring of the Company’s capital that is acceptable to the Restructuring Committee (as defined below), RTL and the Russian Standard Relationship Committee, all obligations owed under the New Credit Facility Debt secured as set forth herein will be satisfied by, and exchanged for, capital in the Company that is junior to the 2016 Senior Secured Notes issued by CEDC Finance Corporation International, Inc. under that certain indenture, dated as of December 2, 2009 as amended by that certain first supplemental indenture dated December 29, 2009 and the second supplemental indenture, dated December 8, 2010 (the “2016 Indenture”).

To the extent that any subsidiary of CEDC is not a signatory hereto as of the date of this Term Sheet, the Company shall use its best efforts to cause such subsidiary to execute this Term Sheet as soon as possible; provided, that this Term Sheet shall be binding immediately upon execution by RTL and CEDC.

Assistance with Working Capital Facilities and Local Guarantees	Immediately upon execution of this Term Sheet, RTL and, consistent with his fiduciary duties, Mr. Roustam Tariko, shall use commercially reasonable efforts to engage with the Company’s lenders and local guarantee providers, in particular in respect of the Company’s working capital facilities and bank guarantees in Russia, for the purpose of ensuring the Company’s continued access to sufficient working capital lines and guarantees to meet its operational requirements for the next six months.

Additional Financing

Effective upon the execution of this Term Sheet, the SPA shall be deemed amended to replace RTL’s commitment to backstop the purchase of convertible notes due 2013 with a commitment to provide $107 million of new capital to the Company, but subject to (and fully conditional upon) a restructuring of the Company’s capital that is acceptable and agreed by the Restructuring Committee, RTL (in its sole discretion) and the Russian Standard Relationship Committee; provided, that such amount shall be reduced by the amount of the commitment under the Revolving Credit Facility (as defined below).

Promptly after the execution of this Term Sheet, the parties will negotiate and document (1) a $15 million revolving credit agreement (the “Revolving Credit Facility”), pursuant to which RTL or an affiliate (the “Revolving Lender”) shall make revolving loans to the Company in an amount up to $15 million, (2) guaranty agreements from each of CEDC’s direct and indirect subsidiaries that guarantee the 2016 Senior Secured Notes to provide for an unconditional guaranty of all obligations under the Revolving Credit Facility, and (3) collateral agreements granting the Revolving Lender liens and security interests that fully secure all obligations under the Revolving Credit Facility; provided, that the obligations to provide security and guarantees shall be limited as set forth above with respect to the New Credit Facility Debt (e.g. in the case of violations of law or agreements). RTL shall be permitted, however, to substitute a third party lender unaffiliated with RTL (reasonably satisfactory to the Restructuring Committee) as the Revolving Lender so long as such unaffiliated third party Revolving Lender provides the Revolving Credit Facility on terms no less favorable to the Company than set forth herein. At such time (and from time to time) as the Russian Standard Relationship Committee determines (but in no event prior to February 1, 2013), and subject only to (a) the receipt of advice from both Houlihan Lokey and the Chief Restructuring Officer, that borrowings under the Revolving Credit Facility are necessary for the Company to fund working capital needs as set forth in the customary 13-week cash flow forecast prepared by the Chief Restructuring Officer (and approved by CEDC’s Board of Directors), (b) the

Revolving Lender being reasonably satisfied that the borrowings are fully secured in customary fashion for such a revolving credit facility following consultation with Houlihan Lokey and Blackstone, and (c) the Company not being in breach of any of its material obligations as contemplated hereby, the Revolving Lender shall commence making revolving loans to the Company as requested thereunder.

Management Issues

In reliance on and as consideration for RTL’s agreements set forth in this Term Sheet, CEDC’s Board of Directors hereby forms a committee of directors to oversee all day-to-day business and operational management of the Company including operational finance (the “Operational Management Committee”) as follows:

•     The Operational Management Committee shall oversee the Company’s day-to-day business and operations (other than those matters that are exclusively reserved to CEDC’s Board of Directors or other Committees of CEDC’s Board of Directors). The CEO (including any interim CEO), CFO (including any interim CFO), President (including any interim President) and all other executive officers of the Company, shall report directly to the Operational Management Committee and, if reasonably requested by members of the CEDC Board of Directors from time to time, to CEDC’s Board of Directors.

•     Control of finance related to a restructuring will reside with the Restructuring Committee as set forth below.

•     Extraordinary transactions and decisions with respect thereto will continue to be within the province of CEDC’s Board of Directors for consideration and approval.

•     If, at any time the Company’s consolidated cash and cash equivalents shall be reduced below $10 million, any cash use shall also require the approval of the Chief Restructuring Officer.

•     The Operational Management Committee shall consist of three directors: Roustam Tariko, another RTL nominee and one non-RTL nominee, who shall be Scott Fine in the first instance. Decisions of the Operational Management Committee will be taken by majority vote. Members of the Operational Management Committee may be removed by a vote of a majority of all the members of the CEDC Board of Directors then in office only upon a determination that such member is manifestly unsuitable to serve on such committee by reason of (i) violation of law, (ii) breach of fiduciary duty or (iii) acting contrary to an established resolution of the CEDC Board of Directors or committees thereof (in the case of clause (iii), not with respect to matters within the Operational Management Committee’s delegated authority).

•      For the avoidance of doubt, the engagement and regular payment of the Company’s legal and financial advisors shall not be in the control of the Operational Management Committee.

•      For the avoidance of doubt, payment of directors and named executive officers for their services to the Company shall not be in the control of the Operational Management Committee.

•      The Operational Management Committee shall be responsible for compensation decisions with respect to employees of the Company other than the named executive officers of the Company, although nothing herein shall be deemed to reduce the existing authority of the existing Compensation Committee of CEDC’s Board of Directors.

•      CEDC’s Board of Directors hereby forms a Restructuring Committee, which shall be comprised of 3 non-RTL directors and Mr. Roustam Tariko. Decisions of the Restructuring Committee will be taken by majority vote. The Restructuring Committee shall have full responsibility for all matters related to the restructuring of the Company’s capital, including financial matters related thereto; provided, that any proposals for transactions with RTL or its affiliates shall be reviewed, considered by, and subject to the approval of, the non-RTL directors who are members of the Restructuring Committee and the Russian Standard Relationship Committee.

•      The Restructuring Committee shall be entitled to retain, engage and instruct such advisors as it deems necessary to assist in the Company’s preparation for restructuring.

•      The Chief Restructuring Officer shall report to the full CEDC Board of Directors; provided, that the Chief Restructuring Officer shall be available to each of the Operational Management Committee and the Restructuring Committee with respect to matters delegated to such committees.

•      Grant Winterton shall be appointed as Chief Executive Officer effective January 10, 2013.

•      The Restructuring Committee and the Operational Management Committee shall remain in place with the composition, powers and responsibilities described in this Term Sheet until such time as the Company completes a financial restructuring.

•      From the date hereof and until the completion of a financial restructuring, if: (i) any vacancy on CEDC’s Board of Directors or any committee thereof, including the Operational Management Committee and the Restructuring Committee, is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any RTL director, the CEDC Board of Directors and RTL will take all actions necessary to cause the vacancy to be filled as soon as practicable by a new RTL director nominated by RTL; and, (ii) any vacancy on the CEDC Board of Directors or any committee thereof, including the Operational Management Committee and the Restructuring Committee, is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any non-RTL director, the CEDC Board of Directors and RTL will take all actions necessary to cause such vacancy to be filled as soon as practicable by a new non-RTL director nominated by the remaining non-RTL directors.

Annual General Meeting

CEDC shall use its best efforts to hold an annual general meeting of its shareholders as soon as practicable, including preparing and distributing all required proxy materials. The matters for vote at the meeting shall be limited to the election of directors and those matters traditionally reserved for an annual general meeting that, pursuant to the SEC’s proxy rules, would not require an SEC review of the proxy materials.

For this purpose CEDC and RTL agree that CEDC’s proxy statement shall:

•      Propose 6 directors for election pursuant to normal plurality voting, with 3 RTL nominees and 3 non-RTL nominees;

•      Provide for an additional director to be chosen from among 2 nominees, one of whom will be an RTL nominee and one of whom will not be an RTL nominee. Whichever of these two nominees receives more votes at the stockholder meeting shall be elected. (This to be structured consistent with the provisions of the 2016 Senior Secured Notes Indenture).

RTL shall be free to vote its shares (including the 3 million additional shares which were issued to RTL pursuant to the SPA) at the stockholder meeting as RTL determines in its sole discretion.

Other Matters

The SPA, the Amended and Restated Governance Agreement dated July 9, 2012 (“Governance Agreement”) and the Amended and Restated Voting Agreement dated July 9, 2012 (“Voting Agreement”) shall each be deemed amended so as not to prevent the Company from having restructuring discussions and negotiations with the holders of the Company’s outstanding debt obligations.

The SPA, the Governance Agreement and the Voting Agreement shall remain in force and effect as modified consistent herewith until January 21, 2013, on which date they will each terminate automatically.

The parties to the SPA and the Governance Agreement hereby grant each other (and each of their respective affiliates, current and former officers, current and former directors, principals, shareholders, managers, parents, subsidiaries, members, predecessors, successors, assigns, agents, and other representatives) mutual releases of any and all claims and causes of action relating to or arising out of the SPA, Voting Agreement and/or Governance Agreement and/or any of the allegations contained in the filings with the U.S. Securities and Exchange Commission (“SEC”) made by or on behalf of CEDC or RTL and their respective affiliates, and agree not to bring any suit, action or proceeding or seek any judgment against each other (and each of their respective affiliates, current and former officers, current and former directors, principals, shareholders, managers, parents, subsidiaries, members, predecessors, successors, assigns, agents, and other representatives) for such claims or causes of action to the extent such claims or causes of action relate to or arise out of circumstances existing prior to the date hereof. Further, RTL agrees to forbear (and cause its affiliates to forbear) from the exercise of any remedies with respect to any event of default under the New Debt which relates to or arise out of circumstances existing prior to the date hereof; provided, that such forbearance shall automatically terminate upon the earliest to occur of (i) any acceleration of any other indebtedness of the Company, (ii) the maturity of CEDC’s Convertible Notes due 2013 and (iii) the occurrence of any other default under the New Debt. Notwithstanding the foregoing, nothing herein shall be deemed to release, waive or forfeit any default or event of default existing under any of the Company’s debt obligations owned by RTL or its affiliates and RTL reserves all rights and remedies. Upon the expiration of the aforementioned forbearance, RTL shall immediately be entitled to exercise any and all remedies available under law or contract.

The Company and its advisors shall use their best efforts to prepare and deliver to RTL as soon as possible (1) a customary 13-week rolling cash flow projection and (2) a customary 5-year business plan, together with appropriate supporting materials, that shall have been in each case, approved by CEDC’s Board of Directors and certified by the Chief Restructuring Officer.

The Company and its advisors shall cooperate with, and assist, RTL and its advisors in conducting the reasonable due diligence of the Company and its finances.

The parties shall issue a joint press release regarding the foregoing.

Any decision regarding the commencement of a case under Title 11 or for similar relief in any jurisdiction outside the U.S. with respect to CEDC or any of its direct or indirect subsidiaries shall, except as otherwise required by law, be decided by a majority of the CEDC Board of Directors; provided, that such decision is taken after receiving affirmative advice from CEDC’s outside legal and financial advisors and Alvarez & Marsal that the filing is consistent with the fiduciary duties of CEDC’s (or such subsidiary’s) Board of Directors, is in the best interest of the Company and not inconsistent with the duty to maximize value of the Company.

Additionally, except as otherwise required by law, the commencement of a case under Title 11 or for similar relief in any jurisdiction outside the U.S. with respect to CEDC or any of its direct or indirect subsidiaries that is primarily based on lack of liquidity shall not occur unless CEDC first delivers to RTL prior notice of its intent to file such a proceeding, to the extent practicable, at least 5 business days in advance of such filing (and in any event no less than 72 hours in advance of such filing), and provides RTL a bona fide good faith opportunity to provide the needed liquidity.

Miscellaneous

This Term Sheet shall have binding effect on the parties hereto.

Except as provided below, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the SPA.

The provisions of Article V of the Governance Agreement (other than Section 5.8) shall apply to this Term Sheet mutatis mutandis.

Except as otherwise provided below, at such time as the Governance Agreement has terminated in accordance with the terms of this Term Sheet, with it being the intention of the parties hereto that this paragraph fully regulates the obligations of RTL, any Affiliate of RTL and any RTL Director with respect to corporate opportunities: (i) to the fullest extent permitted by Law, the doctrine of corporate opportunity and any analogous doctrine shall not apply to RTL, any RTL Director and any Affiliate of RTL or any RTL Director; (ii) to the fullest extent permitted by Law, CEDC, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of CEDC or any of its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to RTL, any RTL Director or any Affiliate of RTL or any RTL Director; and (iii) RTL, each RTL Director and any Affiliate of RTL or any RTL Director who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for CEDC or any of its Subsidiaries shall not (A) have any duty to communicate or offer such opportunity to CEDC or any of its Subsidiaries and (B) to the fullest extent permitted by Law, shall not be liable to CEDC or any of its Subsidiaries or to the stockholders of CEDC for breach of any fiduciary or other duty by reason of the fact that RTL or any RTL Director pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company or any of its Subsidiaries. From the time that the Governance Agreement terminates in accordance with the terms of this Term Sheet, until the earlier of such time when (i) RTL and its Affiliates cease to hold any debt obligations of the Company and (ii) RTL and its Affiliates own less than 9.0% of the Voting Securities: (i) RTL shall offer any opportunity presented to it or any of its Affiliates to acquire a business within the spirits sector that has a fair market value in excess of $35 million to CEDC in the first instance (subject to Law and confidentiality obligations). In the event CEDC does not or chooses not to actively pursue such an opportunity within twenty (20) Business Days after receiving a notice in writing with respect to such opportunity from RTL, RTL and its Affiliates shall be free to pursue any such opportunities independently; and (ii) neither RTL nor its Affiliates shall acquire any business that it was required to offer to CEDC pursuant to this paragraph and failed to do so or denied CEDC approval to acquire pursuant to RTL’s rights under the Governance Agreement. Capitalized terms used in this paragraph and not otherwise defined in this paragraph shall have the meaning ascribed to them in the Governance Agreement.

In the event of any discrepancy, ambiguity or conflict between the provisions of this Term Sheet and the SPA or the Governance Agreement, it is intended that the provisions of this Term Sheet shall prevail.

In the event of any discrepancy, ambiguity or conflict between the provisions of this Term Sheet and the Bylaws of the Company, it is intended that the provisions of this Term Sheet shall prevail and accordingly the parties hereto shall take all action necessary and powers available to them so as to give effect to the provisions of this Term Sheet and shall further if necessary and within their powers, procure any required amendment to the Bylaws.

All agreements and arrangement between the Company and RTL (and the Company’s constituent documents) shall be amended as necessary to permit the implementation of the transactions contemplated hereby and to be consistent with the terms hereof and the parties shall implement such other agreements and arrangements (for example, to implement and perfect the guarantees and collateral security referred to herein) as may be necessary to effectuate the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties to this Term Sheet have executed this Term Sheet as of December 28, 2012.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ David Bailey

Name:	David Bailey

Title:	Interim Chief Executive Officer

ROUST TRADING LTD.

By:	/s/ Roustam Tariko

Name:	Roustam Tariko

Title:

By:	/s/ Wendell Malcolm Hollis

Name:	Wendell Malcolm Hollis

Title:	Director

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